        As filed with the Securities and Exchange Commission on December 6, 1999
                                                      Registration No. 000-27363
================================================================================


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                AMENDMENT NO. 1
                                      TO
                                    FORM 10


                  GENERAL FORM FOR REGISTRATION OF SECURITIES
                     PURSUANT TO SECTIONS 12(B) OR (G) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


                           INTERNETSTUDIOS.COM, INC.
       (Exact name of small business issuer as specified in its charter)


          NEVADA                                       13-4009696
(State or other jurisdiction of               (IRS Employer Identification)
 incorporation or organization)

  1351 4/th/ Street, Suite 227                           90401
 (Address of principal offices)                       (Zip Code)



                                (310) 394-4025
             (Registrant's telephone number, including area code)

          Securities to be registered under Section 12(b) of the Act:
                                     None

          Securities to be registered under Section 12(g) of the Act:
                   Common stock, par value $0.0001 per share
                               (Title of class)

                           InternetStudios.com, Inc.

                               Table of Contents

ITEM 1.           DESCRIPTION OF BUSINESS                                                               3
ITEM 2.           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION                            13
ITEM 3.           PROPERTIES                                                                           17
ITEM 4.           SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT                       18
ITEM 5.           DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS                         19
ITEM 6.           EXECUTIVE COMPENSATION                                                               20
ITEM 7.           CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                                       27
ITEM 8.           LEGAL PROCEEDINGS                                                                    27
ITEM 9.           MARKET PRICE OF AND DIVIDENDS ON REGISTRANT'S COMMON EQUITY AND OTHER                27
                  STOCKHOLDER MATTERS
ITEM 10.          RECENT SALES OF UNREGISTERED SECURITIES                                              28
ITEM 11.          DESCRIPTION OF SECURITIES                                                            29
ITEM 12.          INDEMNIFICATION OF DIRECTORS AND OFFICERS                                            29
ITEM 13.          FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA                                          30
ITEM 14.          CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL            30
                  DISCLOSURE
ITEM 15.          FINANCIAL STATEMENTS AND EXHIBITS                                                    31

ITEM 1.  DESCRIPTION OF BUSINESS


     InternetStudios.com, Inc. effected a 1 for 3 forward stock split on April 15, 1999 and a 1 for 3 reverse stock split on September 23, 1999 of its common stock. All references in the Form 10 take these stock splits into effect when referring to the number of share of common stock or per share data.

Overview

     InternetStudios.com, Inc. ("InternetStudios") was incorporated in the State of Nevada on April 14, 1998 as The Enterprise, Inc. For a period of time prior to December 14, 1998, InternetStudios was engaged in the word processing business. On December 14, 1998, InternetStudios withdrew from the word processing business in anticipation of acquiring a license to software technology for the health industry. This acquisition was not completed. On September 18, 1999, the stockholders of InternetStudios approved a name change to InternetStudios.com, Inc. in anticipation of acquiring and developing an Internet business. The name change was effective September 21, 1999. Pursuant to an Acquisition Agreement dated September 17, 1999 among eHealth.com, Inc. ("eHealth"), Mark Rutledge and Rob Maclean (together the "Principals") and Online Films LLC, a Delaware limited liability company ("Online Films"), the Principals agreed to transfer on their behalves, and on behalf of other beneficial owners, 91.847% of the membership interest in Online Films so that Online Films became a subsidiary of eHealth. In consideration of the transfer of the Principals' membership interests, the Principals and other beneficial owners of Online Films received an aggregate of 5,632,800 shares of InternetStudios common stock. As a result of the reverse acquisition eHealth acquired a 91.847% ownership interest in Online Films. The acquisition of 91.847% of the membership interest of Online Films is referred to herein as the "Online Films Acquisition." As a result of the Online Films Acquisition, the prior owners of Online Films now control 44.5% percent of eHealth, which was renamed InternetStudios, effective September 18, 1997. (Hereinafter, reference to InternetStudios shall include its subsidiary Online Films unless the context otherwise requires.)

     As a result of the Online Films Acquisition, InternetStudios is in the business of compiling an online database of filmed entertainment and facilitating a digital market targeted at the entertainment industry.

onlinefilmsales.com

     InternetStudios is a development stage company with no operations, no revenues, an expectation of further significant losses and no commercially acceptable products and services. InternetStudios' proposed operations are subject to all of the risks inherent in a growing business enterprise, including the potential of operating losses. The likelihood of InternetStudios' success must be considered in light of the expenses, difficulties and delays frequently encountered in connection with a new business.

     InternetStudios' business plan is to compile an online database of filmed entertainment and facilitate a digital market targeted at the entertainment industry. InternetStudios envisions that the online filmed entertainment database will be available 24 hours a day, 7 days a week for the holders of rights to filmed entertainment and buyers of filmed entertainment productions to trade such rights in an open and efficient centralized forum. InternetStudios believes that by creating an online database of filmed entertainment and digital market, both producers and holders of rights to film entertainment and buyers of filmed entertainment will benefit. The online database of filmed entertainment will provide a convenient, centralized venue for producers and rights holders to market their inventories. The online database will provide access for the buyers of filmed entertainment to a central forum with information necessary to making an informed purchasing decision.

     InternetStudios is building the website to list filmed entertainment rights at www.onlinefilmsales.com. InternetStudios anticipates that listing
   -----------------------
capabilities for filmed entertainment rights on the onlinefilmsales.com website will be launched for beta testing in time for the American Film Market in February 2000. The onlinefilmsales.com website will allow holders of rights to list on the website, filmed entertainment productions for sale. Buyers will be able to bid on and purchase these rights and all registered users will be able to browse through the productions from any place in the world at any time. The onlinefilmsales.com website will offer buyers information on a large selection of filmed entertainment productions that was traditionally time consuming and costly to acquire. The online listing and sales market will also enable the holders of rights to reach a larger number of potential buyers and to exploit such productions more effectively than traditional industry markets.

     InternetStudios intends for transactions to take place as follows. Once a filmed entertainment rights holder pays a listing fee to list their rights on the onlinefilmsales.com website, buyers of filmed entertainment rights will be able to access information provided by the rights holders on the website, such as available rights and territories and view trailers of the filmed entertainment using technology that transmits video over the Internet. Buyers will be able to target their search for products to particular rights and particular territories. InternetStudios will facilitate the bidding process by enabling buyers to e-mail a bid to the rights holder. The rights holder will either accept the bid via e-mail or reject the bid and e-mail a counteroffer to the proposed buyer. Once an agreement is reached between the parties, InternetStudios will charge a transaction fee for matching the buyer and seller. InternetStudios plans to continually enhance the onlinefilmsales.com website to meet the needs of buyers and sellers, and will strive to improve the user experience by incorporating user feedback and advances in technology.

     InternetStudios intends to generate revenues from listing fees, transaction fees, financing and profit participations, subscription fees and advertising fees, all as more particularly described below.

     A listing fee of between $5,000 and $100,000 per year, depending on the number of filmed entertainment products and their respective budgets, will be assessed by InternetStudios on sales companies and larger producers for the listing of the entertainment product on the onlinefilmsales.com website. Initially, independent producers of filmed entertainment product will not be assessed a listing fee. However, InternetStudios may decide to impose a listing fee on independent producers as the business develops.

     In the event, buyer and seller complete a sale through the use of the onlinefilmsales.com website, InternetStudios will receive a fee for enabling the transaction. The transaction fee will vary between 2% and 10% of the negotiated sales price depending on the number of filmed entertainment rights listed by the seller on the onlinefilmsales.com website or the amount of the negotiated sales price.

     InternetStudios' long term business plan contemplates facilitating the financing of filmed entertainment via the onlinefilmsales.com website in 2001. InternetStudios intends to provide a forum for producers to pre-sell a portion of filmed entertainment rights and use the proceeds of the sale to cover the cost of producing and marketing filmed entertainment rights in the development stage. InternetStudios will earn a financing fee from facilitating the financing of the filmed entertainment. In addition, InternetStudios may also receive profit participations upon the release and financial success of such filmed entertainment. InternetStudios is currently exploring the feasibility of providing such services.

     After an initial introductory period, InternetStudios plans to charge asubscription fee for reportertv and studiobuzz services (as discussed below). InternetStudios anticipates that, commencing the second quarter of the year 2000, it will charge a subscription fee of approximately $30 per month for independent subscribers to access reportertv and will provide discounts for multiple users in the same organization.

     InternetStudios plans to generate advertising revenues from advertisement on its websites. Currently InternetStudios does not have any advertisers on its websites but plans to attract advertisers by marketing to potential advertisers.


     InternetStudios expects its material operating expenses to be comprised of two main expenses. The largest percentage of operating expenses is expected to be from marketing expenses including, but not limited to, salaries for its sales staff, fees to attend film festivals and entertainment industry forums and expenses incurred for online and offline advertising. In addition, InternetStudios expects to incur material expenses in maintaining its online database including but not limited to, salaries for data entry and customer service staff and costs for compiling and researching information to be incorporated onto the onlinefilmsales.com website.

     InternetStudios has not performed any market studies or analyses to determine the demand for or likely market acceptance of its onlinefilmsales.com website or any other of its business concepts.

Sales and Marketing

     Since the Online Acquisition, InternetStudios' management team has focused on marketing and public relations efforts to attract vendors to list their filmed entertainment rights on the onlinefilmsales.com web site. InternetStudios believes that much of the awareness of the onlinefilmsales.com website will be generated by attendance at film festivals, entertainment industry forums and other events. InternetStudios has used a combination of online and offline advertising to generate awareness of InternetStudios and the onlinefilmsales.com website.

     Once the onlinefilmsales.com website is launched for beta testing, InternetStudios intends to generate additional brand awareness from specific promotional activities such as:

     . setting up promotional booths and kiosks at major and minor film festivals; and

     . enter into relationships with other websites to place links on their sites to the onlinefilmsales.com website.

     InternetStudios expects to hire sales personnel as demand increases.

Relationship with MediaChase Ltd.

     InternetStudios has agreed, subject to a definitive contract, to enter into two joint ventures with MediaChase Ltd. ("MediaChase"), a Los Angeles based software development company that has developed e-commerce systems and websites for telecommunications companies and specializes in database integration and website enablement of corporate processes. There is no affiliation between InternetStudios and MediaChase or any of MediaChase's principals. The discussions with MediaChase regarding the joint venture are ongoing. The parties have signed a preliminary deal memo pursuant to which each party agrees to negotiate in good faith, through January 31, 2000, the terms and conditions of any long form documents necessary to accomplish the contemplated transaction. One joint venture, reportertv.com, will focus on providing a twice daily business entertainment news magazine broadcast over the Internet in television broadcast news format and the other joint venture, studiobuzz.com, will focus on creating a comprehensive database of information relating to the entertainment industry. MediaChase is also engaged by InternetStudios to design and develop the onlinefilmsales.com website and its website at www.internetstudios.com,
                                                   -----------------------
which currently offers limited functionality. InternetStudios considered four candidates in its search for a technology partner including MediaChase, Scient Corporation, Razorfish, Inc. and Sychronicity Software. Based on discussions with management of MediaChase, MediaChase was selected because it was the most compatible partner with the relevant technological expertise and innovative ideas including the concept for a business entertainment news magazine broadcast over the Internet. InternetStudios believes that MediaChase shares its vision and would be the most suitable candidate to develop its technological requirements in accordance with its business plan.

     reportertv.com

     InternetStudios and MediaChase have agreed to jointly create and produce an interactive entertainment news magazine in a television format broadcast via the Internet (the "reporterTV concept"). The broadcast is dedicated to delivering content and information similar to entertainment industry trade magazines twice a day and is targeted at producers, studio executives and other entertainment industry related businesses worldwide. The first Internet broadcast was launched on November 3, 1999. The broadcast is accessible via the Internet at www.reportertv.com.
------------------

     As of November 18, 1999, InternetStudios had advanced $1,040,000 to MediaChase in the form of a loan as evidenced by the Secured Promissory Note dated November 12, 1999 and the Allonge to the Secured Promissory Note dated November 18, 1999, to fund the development of the reporterTV concept. Upon the execution of the definitive agreements for the joint venture, this loan will be contributed by InternetStudios to the joint venture. InternetStudios is required to contribute a total of $1,500,000 cash (which includes the $1,040,000 loan to be contributed) to the joint venture over time as required by the management committee of the joint venture to fund the development of the reporterTV concept. InternetStudios will use the proceeds of the sale of 1,000,000 shares of InternetStudios' common stock of $8 per share to investors in offshore transactions pursuant to Regulation S to fund any other capital contributions to reportertv.com. There can be no assurances that the business model for the joint venture will be successful, or that the venture will generate revenues for InternetStudios.

     studiobuzz.com

     InternetStudios and MediaChase have agreed to jointly create an online database with the capability to store and provide access to information relating to development, financing, production, talent, marketing and distribution of filmed entertainment rights (the "studiobuzz concept"). The database will be accessible on the web at www.studiobuzz.com.
                         ------------------

     As of October 31, 1999, the studiobuzz concept is still in the planning stages. The companies anticipate that the studiobuzz concept will not be developed until the latter half of 2000. There can be no assurances that the business model for the joint venture will be successful, or that the venture will generate revenues for InternetStudios.

Competition

     As adoption of the Web as a medium for commerce continues to grow, other companies may enter the market to provide a forum for auctioning filmed entertainment rights. InternetStudios has identified FilmAxis.com, FilmBazaar.com, ShowBizData.com, Reelplay.com and InHollywood.com as its principal competitors.

     InternetStudios' ability to compete successfully in the rapidly evolving Internet filmed entertainment rights market will depend upon certain factors, many of which are beyond its control. There can be no assurance that InternetStudios will be able to compete successfully. However, InternetStudios believes that it can be differentiated from its competitors in several areas, including relationships of its management in the entertainment industry, the proprietary technology being developed for its websites and its secured equity funding source.

Technology

     The onlinefilmsales.com website is currently being designed and developed, on InternetStudios behalf, by MediaChase. InternetStudios' system is being designed around industry standard architectures. InternetStudios is unable to predict at this time whether its infrastructure is adequate to accommodate the volume of traffic and the number of filmed entertainment rights transactions that will actually be conducted by users on its website. The failure of InternetStudios' systems to accommodate the volume of traffic or the number of transactions could cause the website to become unstable and possibly cease to operate for periods of time. InternetStudios anticipates that it will continue to devote significant resources to develop its technology infrastructure. InternetStudios' future success will depend on its ability to adapt to rapidly changing technologies, to adapt its services to evolving industry standards and to continually improve the performance, features and reliability of its service in response to competitive service and product offerings and evolving demands of the marketplace. The failure of the InternetStudios to adapt to such changes would harm its business.

Our Intellectual Property

     InternetStudios regards the protection of its copyrights, service marks, trademarks, trade dress and trade secrets as critical to its success. InternetStudios relies on a combination of patent, copyright, trademark, service mark and trade secret laws and contractual restrictions to protect its proprietary rights in products and services. InternetStudios plans to enter into confidentiality and invention assignment agreements with its employees and contractors, and nondisclosure agreements with parties with which it conducts business to limit access to and disclosure of its proprietary information. Any contractual arrangements and the other steps taken by InternetStudios to protect its intellectual property may not prevent misappropriation of its technology or deter independent third-party development of similar technologies. InternetStudios has a current pending application for the servicemark of "InternetStudios.com" with the United States Patent and Trademark Office.

Our Employees

     As of October 31, 1999, InternetStudios had ten full time employees. InternetStudios plans to expand significantly and will actively seek, among others, a Chief Financial Officer, accounting personnel and administrative staff.

Industry Background

The Filmed Entertainment Rights Market

     Historically, filmed entertainment rights have been bought and sold primarily through major and minor film festivals and trade shows. Independent producers create over 6,000 films and hundreds of thousand of hours of television programs each year. Each project requires marketing of the distribution rights for different media, such as theatrical release, video sales and rental, video on demand, pay television, free television and the Internet, in every geographic market. This results in six or more licenses for each production in as many as 200 territories. The rise of independent feature film and television productions over the last 15 years has created a demand for a more efficient marketplace for distribution of the rights for these filmed entertainment.

     The market for filmed entertainment rights is fragmented. There is no central service available for entertainment industry executives to access information with respect to the availability and nature of filmed entertainment rights. Currently, the entertainment industry utilizes a combination of subscription database services, trade magazines and relies heavily on the networking of staff and attendance at the film markets and festivals to locate and purchase project exploitation and distribution rights or list and license their available inventories. The market is inefficient, labor intensive and the cost of concluding a licensing arrangement can be prohibitively high. InternetStudios believes that there are significant market opportunities for an easily accessible, centralized forum where entertainment industry executives and producers can buy and sell filmed entertainment rights. An online database and digital market will enable holders to list and sell any unsold filmed entertainment rights. InternetStudios also believes that the Internet provides such a forum for the transaction of filmed entertainment rights.

The Internet

     The Internet has emerged as a global platform that allow millions of people to share information, communicate and conduct business electronically. International Data Corporation ("IDC") estimates that the number of web users will grow from approximately 150 million worldwide in 1998 to approximately 500 million worldwide by the end of 2003. The growing adoption of the web represents an enormous opportunity for buyers and vendors of filmed entertainment rights to conduct commerce over the Internet. IDC estimates that commerce over the Internet will increase from approximately $40 billion worldwide in 1998 to approximately $900 billion worldwide in 2003.

     Filmed entertainment rights have been historically bought and sold primarily through major and minor film festivals and trade shows. These markets are highly inefficient for the following reasons:

     . their fragmented, regional nature makes it difficult and expensive for buyers and vendors to meet, exchange information and complete transactions;

     .    they offer a limited breadth of filmed entertainment rights;

     .    they often have high transaction costs from intermediaries; and

     . they are information inefficient, as buyers and vendors lack a reliable and convenient means of setting prices for sales or purchases.

     The Internet offers for the first time the opportunity to create a compelling global marketplace that overcomes the inefficiencies associated with traditional trading of filmed entertainment rights by offering the benefits of Internet-based commerce. An Internet-based centralized trading place offers the following benefits:

     . facilitates buyers and vendors meeting, listing filmed entertainment rights for sale, exchanging information, interacting with each other and, ultimately, consummating transactions;

     . allows buyers and vendors to trade directly, bypassing traditional intermediaries and lowering costs for both parties;

     . is global in reach, offering buyers a significantly broader selection of filmed entertainment rights to purchase and providing vendors the opportunity to sell their filmed entertainment rights efficiently to a broader base of buyers; and

     . offers significant convenience, allowing trading at all hours and providing continually updated information.

     As a result, there exists a significant market opportunity for an Internet-based centralized marketplace that applies the unique attributes of the Internet to facilitate the trading of filmed entertainment rights directly from vendors to buyers.

ITEM 2.   MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Overview:




     InternetStudios.com, Inc. ("InternetStudios") was incorporated in the State of Nevada on April 14, 1998 as The Enterprise, Inc. For a period of time prior to December 14, 1998, InternetStudios was engaged in the word processing business. On December 14, 1998, InternetStudios withdrew from the word processing business in anticipation of acquiring a license to software technology for the health industry. This acquisition was not completed. On September 18, 1999, the stockholders of InternetStudios approved a name change to InternetStudios.com, Inc. in anticipation of acquiring and developing an Internet business. The name change was effective September 21, 1999. Pursuant to an Acquisition Agreement dated September 17, 1999 among eHealth.com, Inc. ("eHealth"), Mark Rutledge and Rob Maclean (together the "Principals") and Online Films LLC, a Delaware limited liability company ("Online Films"), the Principals agreed to transfer on their behalfs, and on behalf of other beneficial owners, 91.847% of the membership interest in Online Films so that Online Films became a subsidiary of eHealth. In consideration of the transfer of the Principals' membership interests, the Principals and other beneficial owners of Online Films received an aggregate of 5,632,800 shares of InternetStudios common stock. As a result of the reverse acquisition eHealth acquired a 91.847% ownership interest in Online Films. The acquisition of 91.847% of the membership interest of Online Films is referred to herein as the "Online Films Acquisition." As a result of the Online Films Acquisition, the prior owners of Online Films now control 44.5% percent of eHealth, which was renamed InternetStudios, effective September 18, 1997. (Hereinafter, reference to InternetStudios shall include its subsidiary Online Films unless the context otherwise requires.)

     As a result of the Online Films Acquisition, InternetStudios is in the business of compiling an online database of filmed entertainment and facilitating a digital market targeted at the entertainment industry.

     As a result of the Online Films Acquisition, InternetStudios is in the business of compiling an online database of filmed entertainment and facilitating a digital market targeted at the entertainment industry.

     In September, 1999, InternetStudios entered into an agreement to raise $8,000,000 to finance the development of a comprehensive group of services for the filmed entertainment community delivered via the Internet.

     To date, InternetStudios has not recognized any revenue and does not expect to recognize any revenues until it has fully launched its web-based services. Once the web-based service is launched, InternetStudios expects to derive revenues from a number of revenue streams, including, but not limited to, listing fees, transactions fees on sales of filmed entertainment rights over the websites, financing fees and profit participations subscription fees and advertising fees from the web site.

     A listing fee of between $5,000 and $100,000 per year, depending on the number of filmed entertainment products and their respective budgets, will be assessed by InternetStudios on sales companies and larger producers for the listing of the entertainment product on the onlinefilmsales.com website. Initially, independent producers of filmed entertainment product will not be assessed a listing fee. However, InternetStudios may decide to impose a listing fee on independent producers as the business develops.

     In the event, buyer and seller complete a sale through the use of the onlinefilmsales.com website, InternetStudios will receive a fee for enabling the transaction. The transaction fee will vary between 2% and 10% of the negotiated sales price depending on the number of filmed entertainment rights listed by the seller on the onlinefilmsales.com website or the amount of the negotiated sales price.

     InternetStudios long term business plan includes the financing of filmed entertainment via the onlinefilmsales.com website in 2001. InternetStudios intends to provide a forum for producers to pre-sell a portion of filmed entertainment rights and use the proceeds of the sale to cover the cost of producing and marketing filmed rights in the development stage. InternetStudios will earn a financing fee from facilitating the financing of the film. In addition, InternetStudios may also receive profit participations upon the release and financial success of such filmed entertainment. InternetStudios is currently exploring the feasibility of providing such services.

     After an initial introductory period, InternetStudios plans to charge a subscription fee for reportertv and studiobuzz services. InternetStudios anticipates that, commencing the second quarter of the year 2000, it will charge a subscription fee of approximately $30 per month for independent subscribers to access reportertv and will provide discounts for multiple users in the same organization.

     InternetStudios plans to generate advertising revenues from advertisement on its websites. Currently InternetStudios does not have any advertisers on its websites but plans to attract advertisers by marketing to potential advertisers.

     InternetStudios' financial statements have been prepared assuming that InternetStudios will continue as a going concern. InternetStudios has not generated revenues since its inception and has experienced operating losses which raise substantial doubts about InternetStudios' ability to continue as a going concern.

                            Selected Financial Data
                            -----------------------

     This schedule contains summary financial information extracted from the Registrant's registration statement on Form 10 and is qualified in its entirety to such registration statement on Form 10.

                                        Nine months    April 14, 1998
                                           ended       (inception) to
                                       September 30,    December 31,
                                            1999            1998
                                       --------------  ---------------
                                             $                $

Operating revenues                                --               --
General and administrative expenses           43,883           16,137
Loss from continuing operations              (43,883)         (16,137)

Loss per share                                (0.006)          (0.011)
Total assets                               1,541,717           31,025

     The consolidated financial statements dated September 30, 1999 include the acquisition of Online Films, LLC effective on September 3, 1999. Accordingly, the assets of Online Films, LLC are included in the total assets at September 30, 1999, however, the loss from continuing operations does not include the losses of Online Films, LLC. These losses totalled $228,091 for the initial period August 27, 1999 to September 30, 1999.

Results of Operations

Revenues. InternetStudios has not recognized revenues to date and does not expect to recognize revenues until after the Internet services are fully launched. The website will offer various services after launch to provide access to the site. InternetStudios plans to charge a variety of fees, including subscription and advertising fees, for such services.


Cost of Revenues. InternetStudios currently has no cost of revenues because it has not recognized any revenues to date. Once InternetStudios begins to charge fees and subscriptions, as well as advertising charges, cost of revenues will primarily consist of costs associated with marketing, customer service activities, and server and network operations, and to a lesser extent, bank and escrow processing charges on fees earned on transactions, Internet connection charges, depreciation of server and network equipment and allocation of overhead.

     Sales and Marketing Expenses. Costs related to InternetStudios' sales and marketing efforts, which to date have not been significant, are currently classified as general and administrative expenses until it commences charging transaction fees and subscriptions. InternetStudios' sales and marketing expenses will consist mainly of advertising expenses, creative development and promotional costs and commissions, and compensation for sales and marketing personnel. The majority of these costs will be directed to programs designed to build brand name recognition, attract filmed entertainment companies and individuals to InternetStudios' websites, and to attract motion pictures and television programming for listing on the onlinefilmsales.com web site.

     Research and Development Expenses. InternetStudios' research and development costs to date have not been significant. However, InternetStudios expects to incur significant research and development expenses in the future. The research and development expenses will consist of compensation for personnel involved in the development of InternetStudios' web sites and systems, and expenditures for consulting services, third-party software and other costs related to development.

     General and Administrative Expenses. InternetStudios' general and administrative expenses consist primarily of salaries and related costs for general and corporate functions, including finance, accounting, facilities and fees for legal and other professional services. InternetStudios' general and administrative expenses for the period from inception and ended September 30, 1999 were $60,020

Liquidity and Capital Resources

     From inception to September 17, 1999, InternetStudios had financed its operations entirely from private placements. On September 17, 1999, InternetStudios acquired 91.847% of the membership interest of Online Films. On September 30, 1999 InternetStudios had $1,011,659 in cash and cash equivalents. InternetStudios has had negative cash flows from operating activities in each fiscal and quarterly period to date.

     In October, 1999 InternetStudios entered into a facility lease agreement for InternetStudios' corporate headquarters with minimum lease payments of $96,000 through November, 2004.

     Net cash used in operating activities was $39,400 for the period from inception of InternetStudios to September 30, 1999.

     Pursuant to the Financing Agreement, dated September 17, 1999, among InternetStudios, Online Films and Pacific Capital Markets, Inc. ("Pacific Capital"), Pacific Capital will arrange for the sale of 1,000,000 shares of InternetStudios' common stock at $8 per share to investors in offshore transactions (the "Financing"). As of October 31, 1999, a total of 437,500 shares of common stock were issued to 4 unrelated third party, non U.S. investors for a total offering price of $3,500,000. This offering was done pursuant to Regulation S.



     InternetStudios believes that its current cash balances together with the net proceeds of the Financing will allow InternetStudios to fund its operations for at least the next 12 months. However, InternetStudios may require substantial working capital to fund its business and it may need to raise additional capital. InternetStudios cannot be certain that additional funds will be available on satisfactory terms when needed, if at all.

Recent Accounting Pronouncements

          In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. As InternetStudios does not currently engage in derivative or hedging activities there will be no impact to InternetStudios' results of operations, financial position or cash flow upon the adoption of this standard.

          In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise," which establishes standards for certain activities of mortgage banking enterprises. SFAS No. 134 is effective for fiscal years beginning after December 15, 1998. The adoption of SFAS No. 134 will not have an impact on InternetStudios' results of operations, financial position or cash flow.


Year 2000 Issues

          The "year 2000 problem" refers to the possible failure of many computer systems that may arise as a result of existing computer programs using only the last two digits to refer to a year. InternetStudios has undertaken an initial review of the potential effects of the year 2000 problem. These potential problems are being addressed on a system-by-system basis.



          InternetStudios has assessed its information technology hardware and software, including personal computers, application and network software for year 2000 compliance readiness. InternetStudios believes it is year 2000 compliant and does not foresee the need for any additional purchases in relation to the year 2000 problem. All equipment and software purchased were financed by cash flows from operating activities. InternetStudios expects that any expenses incurred for InternetStudios to be year 2000 compliant will be immaterial.

          The most significant outside control risk is possible problems experienced by InternetStudios' financing institutions that maintain its depository accounts and outstanding debt. InternetStudios is in the process of confirming the state of year 2000 readiness with these parties. It is anticipated that this process will be completed prior to January 1, 2000.



          InternetStudios' task force is in the process of developing a contingency plan to address other potential year 2000 problems and solutions. The plan will be completed prior to January 1, 2000.


ITEM 3.   PROPERTIES



     InternetStudios maintains its offices in Santa Monica, California and Vancouver, British Columbia. Pursuant to a three year lease commencing on November 1, 1999,

InternetStudios leases offices for its corporate headquarters at 1351 4th Street, Suite 271, Los Angeles, California. The initial rent is $8,000 per month. InternetStudios also sublets 800 square feet of office space in Vancouver, British Columbia, at a current rent of Cdn$3,000 per month ($2,035) on a month to month basis. InternetStudios does not own any real estate. InternetStudios believes that it currently has sufficient space to carry on its operations for the foreseeable future.

ITEM 4.   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth certain information as of October 31, 1999 with respect to the beneficial ownership of the common stock of (1) each of our directors, each of our executive officers and all of our executive officers and directors as a group, and (2) each stockholder known by InternetStudios to be the beneficial owner of 5% or more of the common stock, and the percentage of common stock so owned.

          As used in this table, the term "beneficial ownership" with respect to a security is defined by Rule 13d-3 under the Exchange Act of 1934, as amended, as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose of or direct the disposition of) with respect to the security through any contract, arrangement, understanding, relationship or otherwise, subject to community property laws where applicable. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated. The address of those individuals for which an address is not otherwise indicated is: 1040 Hamilton Street, Suite 207, Vancouver, BC, V6B 2R9, Canada.

Beneficial Ownership of Management

           Name and Address                  Number of Shares of          Percentage of Outstanding
           of Beneficial Owner                   Common Stock                   Common Stock
                                              Beneficially Owned             Beneficially Owned

Robert Maclean                                1,124,500                   8.59%
Mark Rutledge                                 1,110,000                   8.48%
Michael Edwards                                 100,000                    .76%
Heidi Lester                                         --                     --%
1351 4th Street
Suite 227
Santa Monica, California
Directors and Officers as a Group             2,334,500                  17.83%

Beneficial Owner of more than 5%

                                              Number of Shares of        Percentage of Outstanding
            Name and Address                     Common Stock                  Common Stock
           of Beneficial Owner                Beneficially Owned            Beneficially Owned
Jayvee & Co.                                      900,000                         6.87%
c/o CIBC Mellon Global Services
320 Bay Street, P.O. Box 1
Toronto, ONT, Canada MSH 4A6


ITEM 5.   DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

          The following table and text sets forth the names and ages of all of InternetStudios' directors and executive officers as of October 31, 1999. All of the directors will serve until the next annual meeting of stockholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. Executive officers serve at the discretion of the board of directors, and are appointed to serve until the first board of directors meeting following the annual meeting of stockholders.


Name                                    Age                                Position
----                                    ---                                --------
   Robert Maclean                       44                                 President and Director
   Mark Rutledge                        40                                 Secretary, Treasurer, Vice President of Business
                                                                           Affairs and Director
   Michael Edwards                      31                                 Chief Operating Officer and Director
   Heidi Lester                         38                                 Chief Executive Officer

          Robert Maclean has been President and a director and officer of InternetStudios since September, 1999. For the past five years, Mr. Maclean has been an independent producer of filmed entertainment projects. He has produced over a dozen independent motion pictures and television movies including such films as Criminal Law, Bright Angel and Man with a Gun. Mr. Maclean also served as head of production at RKO Pictures in Los Angeles and has developed and produced a number of miniseries and movies of the week for ABC, CBS, and HBO. Mr. Maclean began his film career as a documentary filmmaker based in Paris, France where he produced several documentary series including, The Last Sailors and The Gold Lust. Mr. Maclean obtained a Bachelor's of Art degree from University of Oregon and a Certificate of Advanced Motion Picture Productions from Banff School of Fine Arts.

          Mark Rutledge has been Secretary, Treasurer, Vice President of Business Affairs and a director of InternetStudios since September, 1999. He has a Bachelor of Arts (Honours) and a Bachelor of Laws from University of British Columbia. He was the Vice President of Business Affairs for Northwood Entertainment Corp. from 1997 to August 1999, and was the Vice President of Business Affairs for Movie Vista Productions from 1994 to 1997. As vice president of these two companies, Mr. Rutledge was responsible for negotiating and preparing contracts for film and television distribution and financing of film and television productions. Prior to these positions, Mr. Rutledge practiced law for six years, specializing in the areas of corporate finance, public offerings and entertainment law. In addition, Mr. Rutledge produced a number of award winning medical documentaries.

          Michael Edwards has been Chief Operating Officer and a director of InternetStudios since September, 1999. From 1991 to 1997, Mr. Edwards was the controller of Alik Enterprises Ltd., a small BC, Canada based business. From 1997 to 1999, Mr. Edwards was the president of Soul Rider Sports, Inc., a small consumer goods manufacturing and distribution company. Mr. Edwards serves on the board of Fedora Industries Ltd., a web-based retailer of consumer goods. This company has been at the forefront of developing alternative distribution networks using the Internet.

          Heidi Lester has been Chief Executive Officer of InternetStudios since September, 1999. Ms. Lester has over 15 years of experience in the film acquisition and distribution industry. From 1994 to 1999, she held the position of Senior Vice President of Acquisition and Production at Summit Entertainment. In 1994, Ms. Lester was Vice President of Acquisitions at Largo Entertainment. From 1989 to 1994, Ms. Lester was in charge of the Los Angeles Liason office for the JVC Visual Software Division. She is currently the Co-Chairman of Industry Relations Committee for the American Film Market Association ("AFMA") and is a member of the Internet Committee for AFMA. Ms. Lester has previously served as a member of the Board of Directors of AFMA.


ITEM 6.  EXECUTIVE COMPENSATION

          No compensation was paid to any of InternetStudios' officers or directors for the period ended December 31, 1998.

Employment Agreements



          InternetStudios intends to enter into a Management Agreement with Robert Maclean pursuant to which Mr. Maclean will serve as InternetStudios' President for a term of three years, renewable by mutual written agreement of the parties for two additional one year periods. Mr. Maclean's compensation will includes a base salary of $180,000 per year, subject to an increase at the conclusion of each year of the term, and a bonus, each granted by the Board of Directors in its sole discretion. In addition, InternetStudios will grant to Mr. Maclean, subject to the approval of its Board of Directors and its stockholders, a stock option to purchase 175,000 shares of InternetStudios' common stock at an exercise price of $5.00 per share, subject to vesting requirements. Mr. Maclean will also receive customary employee benefits and reimbursement of reasonable expenses incurred in connection with the performance of his duties. In the event InternetStudios terminates Mr. Maclean for any reason other than death, disability, or for cause, or in the event Mr. Maclean terminates his services for cause, Mr. Maclean will be entitled on the eighth day after his execution of a Confidential Severance Agreement and a letter confirming that he did not revoke and will take no action to revoke such Confidential Severance Agreement to: (i) a lump sum severance payment equal to one and one-half times his base salary; (ii) any accrued and unpaid vacation or other benefits; (iii) any accrued and unpaid bonus; and (iv) accelerated vesting of his stock options. Mr. Maclean will also be subject to noncompetition, nondisclosure and nonsolicitation covenants.

       InternetStudios intends to enter into a Management Agreement with Mark Rutledge pursuant to which Mr. Rutledge will serve as InternetStudios' Secretary, Treasurer and Vice President of Business Affairs for a term of three years, renewable by mutual written agreement of the parties for two additional one year periods. Mr. Rutledge's compensation will include a base salary of $180,000 per year, subject to an increase at the conclusion of each year of the term, and a bonus, each granted by the Board of Directors in its sole discretion. In addition, InternetStudios will grant to Mr. Rutledge, subject to the approval of its Board of Directors and its stockholders, a stock option to purchase 175,000 shares of InternetStudios' common stock at an exercise price of $5.00 per share, subject to vesting requirements. Mr. Maclean will also receive customary employee benefits and reimbursement of reasonable expenses incurred in connection with the performance of his duties. In the event InternetStudios terminates Mr. Rutledge for any reason other than death, disability, or for cause, or in the event Mr. Rutledge terminates his services for cause, Mr. Rutledge will be entitled on the eighth day after his execution of a Confidential Severance Agreement and a letter confirming that he did not revoke and will take no action to revoke such Confidential Severance Agreement to:
(i) a lump sum severance payment equal to one and one-half times his base salary; (ii) any accrued and unpaid vacation or other benefits; (iii) any accrued and unpaid bonus; and (iv) accelerated vesting of his stock options. Mr.Rutledge will also be subject to noncompetition, nondisclosure and nonsolicitation covenants.

          InternetStudios intends to enter into a Management Agreement with Michael Edwards pursuant to which Mr. Maclean will serve as InternetStudios' Chief Operating Officer for a term of three years renewable by mutual written agreement of the parties for two additional one year periods. Mr. Edwards compensation will include a base salary of $180,000 per year, subject to an increase at the conclusion of each year of the term, and a bonus, each granted by the Board of Directors in its sole discretion. In addition, InternetStudios will grant to Mr. Edwards, subject to the approval of its Board of Directors and its stockholders, a stock option to purchase 75,000 shares of InternetStudios' common stock at an exercise price of $5.00 per share, subject to vesting requirements. Mr. Edwards will also receive customary employee benefits and reimbursement of reasonable expenses incurred in connection with the performance of his duties. In the event InternetStudios terminates Mr. Edwards for any reason other than death, disability, or for cause, or in the event Mr. Edwards terminates his services for cause, Mr. Edwards will be entitled on the eighth day after his execution of a Confidential Severance Agreement and a letter confirming that he did not revoke and will take no action to revoke such Confidential Severance Agreement to: (i) a lump sum severance payment equal to one and one-half times his base salary; (ii) any accrued and unpaid vacation or other benefits; (iii) any accrued and unpaid bonus; and (iv) accelerated vesting of his stock options. Mr. Edwards will also be subject to noncompetition, nondisclosure and nonsolicitation covenants.

          InternetStudios intends to enter into a Management Agreement with Heidi Lester pursuant to which Ms. Lester will serve as InternetStudios' Chief Executive Officer for a term of three years renewable by mutual written agreement of the parties for two additional one year periods. Ms. Lester's compensation will include a base salary of $252,000 per year, subject to an increase at the conclusion of each year of the term, and a bonus, each granted by the Board of Directors in its sole discretion. In addition, InternetStudios will grant, subject to the approval of its Board of Directors and its stockholders, a stock option to purchase 175,000 shares of InternetStudios' common stock at an exercise price of $5.00 per share, subject to vesting requirements. Ms. Lester will also receive customary employee benefits and reimbursement of reasonable expenses incurred in connection with the performance of her duties. In the event InternetStudios terminates Ms. Lester for any reason other than death, disability, or for cause, or in the event Ms. Lester terminates her services for cause, she will be entitled on the eighth day after her execution of a Confidential Severance Agreement and a letter confirming that she did not revoke and will take no action to revoke such Confidential Severance Agreement to: (i) a lump sum severance payment equal to one and one-half times her base salary; (ii) any accrued and unpaid vacation or other benefits; (iii) any accrued and unpaid bonus; and (iv) accelerated vesting of her stock options. Ms. Lester will also be subject to noncompetition, nondisclosure and nonsolicitation covenants.

Board of Directors

          During the year ended December 31, 1998, no meetings of the Board of Directors were held; all corporate actions were conducted by unanimous written consent of the Board of Directors. Directors may be paid their expenses for attending each meeting of the directors and may be paid a fixed sum for attendance at each meeting of the directors or a stated salary as director. No payment precludes any director from serving InternetStudios in any other capacity and being compensated for the service. Members of special or standing committees may be allowed like reimbursement and compensation for attending committee meetings.



Option Grants

     No stock options were granted by InternetStudios for the fiscal year ended 1998.

Stock Option Plans

     Stock Incentive Plan - Non-United States Residents. The purpose of the 1999 Non-US Stock Incentive Plan is to advance the interests of InternetStudios by encouraging "Eligible Employees" to acquire shares of common stock of InternetStudios, thereby increasing their proprietary interest in InternetStudios, encouraging them to remain associated with InternetStudios and furnishing them with additional incentive to advance the interests of InternetStudios in the conduct of their affairs. "Eligible Employees" means employees, directors and consultants of (a) InternetStudios or (b) any of the following entities (each, a "Related Entity"): (i) any corporation which holds a majority of the voting shares of InternetStudios (a "Parent"), (ii) any corporation which qualifies as a subsidiary of InternetStudios under British Columbia corporate law (a "Subsidiary"), or (iii) any business, corporation, partnership, limited liability company or other entity in which InternetStudios, a Parent or a Subsidiary holds a substantial ownership interest, directly or indirectly.

     The 1999 Non-US Stock Incentive Plan will provide for the granting to Eligible Employees of such incentive awards (each, an "Award") as the administrator of the 1999 Non-US Stock Incentive Plan (the "Administrator") may from time to time approve. The highlights of the 1999 Non-US Stock Incentive Plan are as follows:

     (a) the Administrator will be the Board of Directors of InternetStudios or a committee of the Board of Directors appointed to act in such capacity;

     (b) subject to applicable laws, including the rules of any applicable stock exchange or national market system, the Administrator will be authorized to award any type of Award to an Eligible Employee (a "Grantee") that is not inconsistent with the provisions of the 1999 Non-US

Stock Incentive Plan, and that by its terms involves or may involve the issuance of:

          (i) shares of common stock of InternetStudios (including "Performance Shares" which may be earned in whole or in part upon attainment of performance criteria established by the Administrator),

          (ii) a stock option (an "Option") entitling the Grantee to purchase shares of common stock of InternetStudios,

          (iii) a stock appreciation right (an "SAR") entitling the Grantee to acquire such number of shares of common stock of InternetStudios or such cash compensation as will be determined by reference to any appreciation in the value of InternetStudios' common stock in accordance with terms to be established by the Administrator,

          (iv) any right similar to an SAR, with a fixed or variable price related to the Fair Market Value (as defined in the 1999 Non-US Stock Incentive Plan - see below) of InternetStudios' common stock and with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions,


          (v) restricted stock issuable for such consideration (if any) and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions, and other terms and conditions to be established by the Administrator,

          (vi) "Performance Units" which may be earned in whole or in part upon attainment of performance criteria established by the Administrator and which may be settled in cash, common stock or other securities of InternetStudios, or a combination of cash, common stock or other securities, as established by the Administrator,

          (viii) any other security with the value derived from the value of the InternetStudios' common stock, or

          (ix)   any combination of the foregoing;

     (c) the maximum number of shares of common stock of InternetStudios that will be issuable pursuant to all Awards granted under the 1999 Non-US Stock Incentive Plan will be 500,000 shares;

     (d) no insider of InternetStudios will be eligible to receive an Award where:

          (i) the insider is not a director or senior officer of InternetStudios and the Award is an Option that would otherwise be granted to the insider as a consultant of InternetStudios, or

          (ii) any Award, together with all of InternetStudios other previously established or proposed Awards could result at any time in: (A) the number of shares of common stock reserved for issuance pursuant to Options granted to insiders exceeding 10% of the outstanding issue of InternetStudios' common stock, or (B) the issuance to insiders, within a one year period, of a number of shares exceeding 10% of the outstanding issue of InternetStudios' common stock; provided, however, that this restriction on the eligibility of insiders to receive an Award will cease to apply if it is no longer required under any applicable laws, including the rules of an applicable stock exchange or a national market system;

     (e) the maximum number of shares of common stock with respect to which Options and SARs may be granted to any employee in any fiscal year of InternetStudios will be 300,000 shares, subject to adjustment in certain circumstances;

     (f) each Award will be subject to a separate Award Agreement to be executed by InternetStudios and the Grantee, which shall specify the term of the Award;

     (g) the exercise or purchase price, if any, of an Award will be determined by the Administrator in compliance with applicable laws, including the rules of an applicable stock exchange or national market system;

     (h)  the term of an Option will be no more than ten years;

     (i) if the exercise price or any tax required to be withheld in respect of an Option is satisfied by InternetStudios or the Grantee's employer withholding shares otherwise deliverable to the Grantee, the Administrator may issue the Grantee an additional Option, subject to terms identical to the Award Agreement under which the Option was exercised, but at an exercise price as determined by the Administrator in accordance with the 1999 Non-US Stock Incentive Plan;

     (j) an Option may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution, and may be exercised during the lifetime of the Grantee only by the Grantee;

     (k) other Awards will be transferable to the extent provided in the relevant Award Agreements;

     (l) subject to applicable laws, including the rules of an applicable stock exchange or national market system, an Award Agreement may permit a Grantee to exercise an Award for a specified period following termination of the Grantee as an Eligible Employee, in which event the Award will terminate to the extent it is not exercised on the last day of the specified period or the last day of the original term of the Award, whichever occurs first;

     (m) the Administrator may at any time offer to buy out a previously granted Award for a payment in cash or common stock of InternetStudios;

     (n) the Administrator may issue Awards in settlement, assumption or substitution for outstanding awards or obligations to grant future awards in connection with InternetStudios or a Related Entity acquiring another entity, an interest in another entity or an additional interest in a Related Entity, whether by merger, stock purchase, asset purchase or other form of transaction;


     (o) the number of shares of common stock of InternetStudios issuable under the 1999 Non-US Stock Incentive Plan, including the number of shares issuable under any outstanding Awards, is subject to adjustment in certain circumstances, including certain changes in InternetStudios' share capital;

     (p) subject to applicable laws, including the rules of an applicable stock exchange or national market system, the consideration to be paid for the shares of common stock to be issued upon exercise or purchase of an Award, including the method of payment, will be determined by the Administrator (and, in the case of an Option, will be determined at the time of grant); provided that, in addition to any other types of consideration the Administrator may determine, the Administrator will be authorized to accept as consideration for the shares of common stock of InternetStudios:

          (i)    cash;

          (ii)   check;

          (iii) surrender of shares of common stock of InternetStudios or delivery of a properly executed form of attestation of ownership of shares of the common stock of InternetStudios as the Administrator may require (including withholding of shares of common stock otherwise deliverable upon exercise of the Award) which have a fair market value on the date of surrender or attestation equal to the aggregate exercise price of the shares of common stock of InternetStudios as to which the Award will be exercised (but only to the extent that such exercise of the Award would not result in an accounting compensation charge with respect to the shares of common stock of InternetStudios used to pay the exercise price unless otherwise determined by the Administrator); or

          (iv)   any combination of the foregoing methods of payment;

     (q) the Board of Directors of InternetStudios may at any time amend, suspend or terminate the 1999 Non-US Stock Incentive Plan, subject to such stockholder approval as may be required by applicable laws, including the rules of an applicable stock exchange or national market system, provided that:

          (i) no Award may be granted during any suspension of the 1999 Non-US Stock Incentive Plan or after termination of the 1999 Non-US Stock Incentive Plan; and

          (ii) any amendment, suspension or termination of the 1999 Non-US Stock Incentive Plan will not affect Awards already granted, and such Awards will remain in full force and effect as if the 1999 Non-US Stock Incentive Plan had not been amended, suspended or terminated, unless mutually agreed otherwise between the Grantee and the Administrator, which agreement will have to be in writing and signed by the Grantee and InternetStudios; and

     (r) "Fair Market Value" is defined to mean the value of InternetStudios shares of common stock determined as of any date as follows:

          (i) where a public market exists for InternetStudios' common stock, the Fair Market Value shall be (A) the closing price for a share of common stock of InternetStudios for the last market trading day prior to the time of the determination (or, if no closing price was reported on that date, on the last trading date on which a closing price was reported) on the stock exchange determined by the Administrator to be the primary market for InternetStudios' common stock or the Nasdaq National Market, whichever is applicable or (B) if InternetStudios' common stock is not traded on any such exchange or national market system, the average of the closing bid and asked prices of a share of common stock of InternetStudios on the Nasdaq Small Cap Market for the day prior to the time of the determination (or, if no such prices were reported on that date, on the last date on which such prices were reported), in each case, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

          (ii) in the absence of an established market for InternetStudios's common stock of the type described above, the Fair Market Value shall be determined by the Administrator in good faith.

     Stock Incentive Plan - United States Residents. The purpose of the 1999 US Stock Incentive Plan is to advance the interests of InternetStudios by encouraging Eligible Employees who are resident in the United States and/or subject to taxation in the United States to acquire shares of common stock of InternetStudios, thereby increasing their proprietary interest in InternetStudios, encouraging them to remain associated with InternetStudios and furnishing them with additional incentive to advance the interests of InternetStudios in the conduct of their affairs.

     The 1999 US Stock Incentive Plan will provide for the granting to the Eligible Employees of such Awards as the Administrator (being the Board of Directors of InternetStudios or a committee of the Board of Directors appointed to act in such capacity) may from time to time approve.

     The 1999 US Stock Incentive Plan is modelled on the 1999 Non-US Stock Incentive Plan, and the foregoing discussion of the 1999 Non-US Stock Incentive Plan is generally applicable in respect of the 1999 US Stock Incentive Plan, except that:

     (a) the maximum number of shares of common stock of InternetStudios that will be issuable pursuant to all awards granted under the 1999 US Stock Incentive Plan will be 1,000,000 shares;

     (b) "Parent" means a "parent corporation" as defined in section 424(e) of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), and "Subsidiary" means a "subsidiary corporation" as defined in section 424(f) of the Code;

     (c) under the 1999 US Stock Incentive Plan, Options may be granted as either incentive stock options under section 422 of the Code and the regulations thereunder (the "Incentive Stock Options") or non-incentive stock options under section 18 of the Code (the "Non-Qualified Stock Options");

     (d) the specific provisions under the 1999 US Stock Incentive Plan which apply to Incentive Stock Options include the following:

          (i) if granted to a Grantee who at the time of the grant owns stock representing more than 10% of the voting power of all classes of stock of InternetStudios or any Parent or Subsidiary, an Incentive Stock Option will be limited to a maximum term of five years, and will be subject to an exercise price per share which may not be less than 110% of the Fair Market Value of InternetStudios' common stock on the date of the grant;

          (ii) an Incentive Stock Option granted to any other Grantee may be granted for a term not exceeding ten years at an exercise price per share which may not be less than the Fair Market Value of InternetStudios' common stock on the date of the grant;

          (iii) if the aggregate Fair Market Value of common stock of InternetStudios subject to Incentive Stock Options which become exercisable for the first time by a Grantee (under all plans of InternetStudios or any Parent or Subsidiary) exceeds US$100,000 during any calendar year, the Incentive Stock Options to which such excess value is attributable will be treated Non-Qualified Stock Options; and

     (iv) any Incentive Stock Option which is not exercised following the Grantee's termination as an Eligible Employee within the time permitted by law will automatically convert to a Non-Qualified Stock Option and will thereafter be exercisable for the period specified under the relevant Award Agreement;

     (e) Non-Qualified Stock Options may be granted for a term not exceeding ten years, and unless otherwise determined by the Administrator, the exercise price per share may not be less than the Fair Market Value of InternetStudios' common stock on the date of the grant; and

     (f) the 1999 US Stock Incentive Plan has specific provisions which apply to grants of Awards intended to qualify as "performance-based compensation", as defined under section 162(m) of the Code, to any employees who are "covered employees" for the purposes of section 162(m)(3) of the Code:

         (i) the exercise or purchase price per share, if any, of such an Award may not be less than the Fair Market Value of InternetStudios' common stock on the date of the grant; and

         (ii) grants of such Awards may only be made by a committee (or a subcommittee of a committee) which is comprised solely of two or more directors eligible under the Code to serve on a committee responsible for making Awards of performance based compensation.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS



         From the date of the Online Films Acquisition until the effective date of the Management Agreements, InternetStudios' four officers received an aggregate of $63,000 in management fees for their services as officers of the InternetStudios. Upon the effective date of the Management Agreements, these management fees will terminate and be superceded by the compensation specified in each such officer's Management Agreement. See Item 6.


ITEM 8.  LEGAL PROCEEDINGS



         InternetStudios is not a party to any pending or threatened legal proceeding.


ITEM 9. MARKET PRICE OF AND DIVIDENDS ON REGISTRANT'S COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

Market Information

         Since September 23, 1999, InternetStudios' common stock has been quoted on the NASD OTC Bulletin Board under the symbol "ISTS." Prior to that date, InternetStudios' common stock traded under the symbol "EHLC." The trading market is limited and sporadic and should not be deemed to constitute an "established trading market." The following table sets forth the high ask and low bid information for each fiscal quarter since InternetStudios' common stock has been quoted on the NASD OTC Bulletin Board on September 17, 1998. The bid information was obtained from Dow Jones & Company, Inc. and reflects inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. All prices reflect the 1-for-3 forward stock split effective April 15, 1999 and the 1-for-3 reverse stock split effective September 23, 1999.

Fiscal Year Ended December 31, 1998             High         Low
-----------------------------------             ----         ---
Quarter Ended September 30, 1998               $0.03        $0.02
Quarter Ended December 31, 1998                $1.09        $0.03


Fiscal Year Ending December 31, 1999            High         Low
------------------------------------            ----         ---

Quarter Ended March 31, 1999                   $ 6.00       $1.09
Quarter Ended June 30, 1999                    $30.38       $3.13
Quarter Ended September 30, 1999               $15.38       $4.25
Period from October 1 to December 3, 1999      $ 5.88       $4.75

         On December 3, 1999, the closing bid price for the common stock as reported by the NASD OTC Electronic Bulletin Board was $5.00.

         As of October 31, 1999, the number of security holders of record of the common stock was 40. As of such date, 13,093,750 shares were outstanding.


ITEM 10  RECENT SALES OF UNREGISTERED SECURITIES

The following is information for all securities that InternetStudios sold since inception without registering the securities under the Securities Act.

1. In April, 1998, InternetStudios issued an aggregate of 1,000,000 shares of common stock to its three directors for a total offering price of $1,000. These shares were offered pursuant to Section 4(2) of the Securities Act of 1933, as amended.

2. In July, 1998, InternetStudios issued an aggregate of 17,200 shares of common stock to fifteen investors for a total offering price of $17,200. The offering was done pursuant to Rule 504 of Regulation D.

3. In December, 1998, InternetStudios issued an aggregate of 100,000 shares of common stock to one person for a total offering price of $100. The offering was done pursuant to Section 4(2) of the Securities Act of 1933, as amended.

4. In December, 1998, InternetStudios issued an aggregate of 6,000,000 shares of common stock to ten corporate subscribers for a total offering price of $30,000. This offering was done pursuant to Rule 504 of Regulation D.

5. From September, 1999 to October, 1999, InternetStudios issued a total of 437,500 shares of common stock to 4 investors for a total offering price of $3,500,000. This offering was done pursuant to Regulation S.

6. In September, 1999, 5,632,800 shares of common stock were issued to 27 beneficial owners of Online Films, LLC pursuant to the Online Acquisition. This offering was done pursuant to Section 4(2) of the Securities Act of 1933, as amended.

ITEM 11. DESCRIPTION OF SECURITIES




         InternetStudios is authorized by its Articles of Incorporation to issue an aggregate of 100,000,000 shares of common stock, par value $.0001 per share. As of October 31, 1999, 13,093,750 shares of common stock were issued and outstanding and held of record by 40 stockholders.

         All shares have equal voting rights. Voting rights are not cumulative, and, therefore, the holders of more than 50% of the common stock of InternetStudios could, if they chose to do so, elect all of the Directors.

         Upon liquidation, dissolution or winding up of InternetStudios, the assets of InternetStudios will be distributed pro rata to the holders of the common stock. The holders of the common stock do not have preemptive rights to subscribe for any securities of InternetStudios and have no right to require InternetStudios to redeem or purchase their shares.

         Holders of common stock are entitled to share equally in dividends when, as and if declared by the Board of Directors of InternetStudios, out of funds legally available therefor. InternetStudios has not paid any cash dividends on its common stock, and it is unlikely that any such dividends will be declared in the foreseeable future.


ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         As authorized by Section 78.751 of the Nevada General Corporation Law, InternetStudios may indemnify its officers and directors against expenses incurred by such persons in connection with any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative, involving such persons in their capacities as officers and directors, so long as such persons acted in good faith and in a manner which they reasonably believed to be in the best interests of InternetStudios. If the legal proceeding, however, is by or in the right of InternetStudios, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he is adjudged to be liable for negligence or misconduct in the performance of his duty to InternetStudios unless a court determines otherwise.

         Under Nevada law, corporations may also purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director or officer (or is serving at the request of the corporation as a director or officer of another corporation) for any liability asserted against such person and any expenses incurred by him in his capacity as a director or officer. These financial arrangements may include trust funds, self insurance programs, guarantees and insurance policies.

         Article 12 provides that no director or officer shall be personally liable to InternetStudios or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of such director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or knowing violation of law or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Article 11 of the bylaws provides that every officer or director of InternetStudios will not be liable for damages incurred in connection with his actions as a director or officer to the fullest extent permitted by law.




         InternetStudios has been advised that it is the position of the Securities and Exchange Commission (the "Commission") that insofar as the provision of InternetStudios' Articles of Incorporation, as amended, and By-laws may be invoked for liabilities arising under the Securities Act, the provision is against public policy as expressed in the Securities Act and is therefore unenforceable.


ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

See Index to Financial Statements on page F-1.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

         Effective in 1999, Jody M. Weber, Certified Public Accountant, resigned as InternetStudios' independent accountant, and InternetStudios engaged LaBonte & Co. ("LaBonte") as InternetStudios' new independent accountant. Ms. Weber retired from her practice in New York and has limited her practice scope in the field of accounting.

         Prior to the engagement of LaBonte, neither InternetStudios nor anyone on its behalf consulted with such firm regarding the application of accounting principles to a specified transaction, either completed or uncompleted, or type of audit opinion that might by rendered on InternetStudios financial statements.


         Ms. Weber audited InternetStudios financial statements for the three month period from InternetStudios inception, April 14, 1998 to July 13, 1998. Ms. Weber's report for such period did not contain an adverse opinion or a disclaimer of opinion, nor was the report qualified or modified as to uncertainty, audit scope or accounting principles.

         During the period from January 1, 1999 to November 9, 1999 and the year ended December 31, 1998, there were no disagreements with Ms. Weber on any matter of accounting principles or practices, financial statement disclosure, or auditing scope procedure, which disagreements, if not resolved to the satisfaction of Ms. Weber, would have caused her to make reference to the subject matter of the disagreements in connection with its reports on InternetStudios' financial statements. In addition, there were no such events as described under Item 304 of Regulation S-K during the fiscal year ended December 31, 1998 and the subsequent interim periods through November 9, 1999.




         InternetStudios has provided Ms. Weber with a copy of the disclosures contained herein, and has requested that she furnish InternetStudios with a letter addressed to the Securities and Exchange Commission stating whether she agrees with the statements made by InternetStudios in response to Item 304 regarding her involvement with InternetStudios as independent accountant and, if not, stating the respects in which she does not agree. A copy of Ms. Weber's letter is attached as an exhibit to this Form 10.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

(a)  Financial Statements

(b)  Exhibits

  Exhibit                     Description
  -------                     -----------

    2.1    Acquisition Agreement*
    3.1    Articles of Incorporation*
    3.2    Certificate of Amendment of Articles of Incorporation*
    3.3    Certificate of Amendment of Articles of Incorporation
    3.4    By-laws
    3.5    Amended By-Laws
   10.1    Financing Agreement*
   10.2    Consulting Agreement*
   10.3    Letter Agreement between InternetStudios and MediaChase
   10.4    Secured Promissory Note and Allonge to Secured Promissory
           Note
   16.1    Letter of Jody M. Weber, Certified Public Accountant*
   21.1    List of Subsidiaries*
   27.1    Financial data schedule*

* Previously Filed.

                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


Dated December 6, 1999

InternetStudios.com, Inc.
a Nevada corporation



/s/ Robert K. Maclean
___________________________________
Robert K. Maclean
President



/s/ Mark Rutledge
___________________________________
Mark Rutledge
Secretary, Treasurer

                           INTERNETSTUDIOS.COM, INC.
                          (formerly eHealth.com, Inc.)

                         (A Development Stage Company)

                       CONSOLIDATED FINANCIAL STATEMENTS

                    SEPTEMBER 30, 1999 AND DECEMBER 31, 1998




AUDITORS' REPORT

CONSOLIDATED BALANCE SHEETS

CONSOLIDATED STATEMENTS OF OPERATIONS

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

CONSOLIDATED STATEMENTS OF CASH FLOWS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

LABONTE & CO.                                    1205 - 1095 West Pender Street
CHARTERED ACCOUNTANTS                            Vancouver, BC  Canada
                                                 V6E 2M6
                                                 Telephone      (604) 682-2778
                                                 Facsimile      (604) 689-2778
                                                 Email   labonte@intergate.bc.ca

                               AUDITORS' REPORT
-------------------------------------------------------------------------------


To the Board of Directors of InternetStudios.com, Inc.

We have audited the consolidated balance sheets of InternetStudios.com, Inc. (a development stage company) as at September 30, 1999 and December 31, 1998 and the consolidated statements of operations, changes in stockholders' equity and cash flows for the periods then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at September 30, 1999 and December 31, 1998 and the results of its operations and the changes in stockholders' equity and cash flows for the periods then ended in accordance with generally accepted accounting principles in the United States.


                                                                 "LaBonte & Co."

                                                           CHARTERED ACCOUNTANTS


Vancouver, B.C.
October 31, 1999

COMMENTS BY AUDITORS FOR U.S. READERS ON CANADA-UNITED STATES REPORTING
-----------------------------------------------------------------------
DIFFERENCES
-----------

In the United States, reporting standards for auditors' would require the addition of an explanatory paragraph following the opinion paragraph when the financial statements are affected by a significant uncertainty such as referred to in Note 1 regarding the Company's ability to continue as a going concern. Our report to the directors dated October 31, 1999 is expressed in accordance with Canadian reporting standards which do not permit a reference to such uncertainties in the auditors' report when the uncertainties are adequately disclosed in the financial statements.

                                                                 "LaBonte & Co."

                                                           CHARTERED ACCOUNTANTS


Vancouver, B.C.
October 31, 1999

                           INTERNETSTUDIOS.COM, INC.
                          (formerly eHealth.com, Inc.)

                         (A Development Stage Company)

                          CONSOLIDATED BALANCE SHEETS



                                                                                                 September 30,       December 31,
                                                                                                   1999                  1998
-------------------------------------------------------------------------------------------------------------------------------
                                                        ASSETS

CURRENT ASSETS
                                             Cash and short-term investments                     $1,011,659            $ 10,025
                                             Loans receivable (Note 4)                              100,000              20,000
                                             Prepaids and deposits                                  157,803                   -
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                  1,269,462              30,025

CAPITAL ASSET                                                                                        15,000                   -
GOODWILL (Note 3)                                                                                   256,255                   -
INCORPORATION COSTS                                                                                   1,000               1,000
-------------------------------------------------------------------------------------------------------------------------------

                                                                                                 $1,541,717            $ 31,025
===============================================================================================================================


                                               LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Accounts payable and accrued liabilities                                                      $   28,971            $  8,862
   Notes payable (Note 3)                                                                         1,006,302                   -
-------------------------------------------------------------------------------------------------------------------------------

                                                                                                  1,035,273               8,862
-------------------------------------------------------------------------------------------------------------------------------

COMMITMENTS AND CONTINGENCIES (Notes 1 and 8)

STOCKHOLDERS' EQUITY                  Common stock, $.0001 par value,
100,000,000 shares authorized
                                                                                                      7,686               7,117
                                      Additional paid-in capital                                    558,778              31,183
   Deficit accumulated during the development stage                                                 (60,020)            (16,137)
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                    506,444              22,163
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                 $1,541,717            $ 31,025
===============================================================================================================================



  The accompanying notes are an integral part of these consolidated financial statements

                           INTERNETSTUDIOS.COM, INC.
                          (formerly eHealth.com, Inc.)

                         (A Development Stage Company)

                     CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                         April 14, 1998        Nine months       April 14, 1998
                                                                         (inception) to      ended September     (inception) to
                                                                          September 30,         30, 1999          December 31,
                                                                              1999                                    1998
---------------------------------------------------------------------------------------------------------------------------------

GENERAL AND ADMINISTRATIVE EXPENSES
   Business investigation costs                                           $20,000                $20,000             $     -
   Management fees                                                          3,200                      -               3,200
   Marketing                                                                2,000                  2,000                   -
   Office and general                                                      14,399                  3,425              10,974
   Professional fees                                                       13,775                 13,775                   -
   Transfer agent and filing fees                                             757                    757                   -
   Travel and accommodation                                                 5,889                  3,926               1,963
---------------------------------------------------------------------------------------------------------------------------------

NET LOSS FOR THE PERIOD                                                   $60,020                $43,883             $16,137
=================================================================================================================================




BASIC NET LOSS PER SHARE                                                  $ 0.014                $ 0.006             $ 0.011
=================================================================================================================================

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                                4,407,036              7,138,391           1,528,145
=================================================================================================================================



  The accompanying notes are an integral part of these consolidated financial statements

                           INTERNETSTUDIOS.COM, INC.
                          (formerly eHealth.com, Inc.)

                         (A Development Stage Company)

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

      FOR THE PERIOD FROM APRIL 14 1998 (INCEPTION) TO SEPTEMBER 30, 1999


                                                                                                     Deficit
                                                                                                   accumulated
                                                                                   Additional       during the
                                                        Number of                   Paid In        development
                                                         shares        Amount       Capital           stage        Total
----------------------------------------------------------------------------------------------------------------------------

Common stock issued for cash                            1,017,200     $1,017        $ 17,183       $      -     $ 18,200

Common stock issued for cash, net of deferred
   offering costs                                       6,100,000      6,100          14,000              -       20,100

Net loss for the period                                         -          -               -        (16,137)     (16,137)
----------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998                              7,117,200      7,117          31,183        (16,137)      22,163

Share split on a 3 for 1 basis                         14,234,400          -               -              -            -

Share consolidation on a 3 for 1 basis                (14,234,400)         -               -              -            -

Common stock issued for acquisition of Online
   Films, LLC                                           5,632,800        563          27,601              -       28,164

Common stock issued for cash pursuant to
   Regulation S offering                                   62,500          6         499,994              -      500,000

Net loss for the period                                         -          -               -        (43,883)     (43,883)
----------------------------------------------------------------------------------------------------------------------------
Balance, September 30, 1999                            12,812,500     $7,686        $558,778       $(60,020)    $506,444
============================================================================================================================



  The accompanying notes are an integral part of these consolidated financial statements

                           INTERNETSTUDIOS.COM, INC.
                          (formerly eHealth.com, Inc.)

                         (A Development Stage Company)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                              April 14, 1998      Nine months        April 14, 1998
                                                                              (inception) to     ended September     (inception) to
                                                                               September 30,       30, 1999           December 31,
                                                                                     1999                                    1998
====================================================================================================================================

CASH FLOWS FROM OPERATING ACTIVITIES
 Net loss for the period                                                        $  (60,020)         $  (43,883)           $(16,137)
 Adjustments to reconcile net loss to net cash from operating activities:
 - accounts payable                                                                 20,620              11,758               8,862
------------------------------------------------------------------------------------------------------------------------------------

NET CASH USED IN OPERATING ACTIVITIES                                              (39,400)            (32,125)             (7,275)
------------------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
 Incorporation costs                                                                (1,000)                  -              (1,000)
 Cash acquired on acquisition of Online Films, LLC                                 363,759             363,759                   -
------------------------------------------------------------------------------------------------------------------------------------

NET CASH FLOWS FROM INVESTING ACTIVITIES                                           362,759             363,759              (1,000)
------------------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
 Loans receivable                                                                 (100,000)            (80,000)            (20,000)
 Notes payable                                                                     250,000             250,000                   -
 Net proceeds on sale of common stock                                              538,300             500,000              38,300
------------------------------------------------------------------------------------------------------------------------------------

NET CASH FLOWS FROM FINANCING ACTIVITIES                                           688,300             670,000              18,300
------------------------------------------------------------------------------------------------------------------------------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                        1,011,659           1,001,634              10,025

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                           -              10,025                   -
------------------------------------------------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS, END OF PERIOD                                        $1,011,659          $1,011,659            $ 10,025
====================================================================================================================================


CASH AND CASH EQUIVALENTS CONSISTS OF:
 Cash                                                                           $  791,102          $  791,102            $ 10,025
 Short-term investments                                                            220,557             220,557                   -
------------------------------------------------------------------------------------------------------------------------------------

                                                                                $1,011,659          $1,011,659            $ 10,025
====================================================================================================================================




  The accompanying notes are an integral part of these consolidated financial statements

                           INTERNETSTUDIOS.COM, INC.
                          (formerly eHealth.com, Inc.)
                         (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   SEPTEMBER 30, 1999 AND DECEMBER 31, 1998
-------------------------------------------------------------------------------
NOTE 1 - NATURE OF OPERATIONS AND BASIS OF PRESENTATION
-------------------------------------------------------------------------------

The Company was incorporated on April 14, 1998 in the State of Nevada. Effective December 14, 1998 the Company changed its name to eHealth.com, Inc., and on September 20, 1999 changed its name to InternetStudios.com, Inc. The Company is in the development stage and since inception has been investigating business opportunities. Effective September 30, 1999 the Company acquired a 91.847% interest in Online Films, LLC, a private Delaware company developing a business of compiling an online database of filmed entertainment and facilitating a digital marketplace targeted at the entertainment industry. Concurrently, Online Films, LLC entered into a financing agreement with Pacific Capital Markets Inc. ("PCMI") to provide start-up capital and to raise $8,000,000 for the development of the business. Refer to Note 3.

The consolidated financial statements have been prepared on the basis of a going concern which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company and its subsidiary are in the development stage, have not generated any revenues to date and further significant losses are expected in developing its business. The ability of the Company to continue as a going concern is dependent on raising additional capital and on generating future profitable operations.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
-------------------------------------------------------------------------------

Principles of Consolidation
The financial statements include the accounts of the Company and its wholly-owned subsidiary Online Films, LLC which was acquired on September 30, 1999. Accordingly, the financial statements for the period ended December 31, 1998 and the statements of operations and cash flows for the period ended September 30, 1999 include only the accounts of the Company.

Use of Estimates and Assumptions
Preparation of the Company's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Cash and Cash Equivalents
The Company considers all liquid investments, with an original maturity of three months or less when purchased, to be cash equivalents.

Goodwill
Goodwill arising on the acquisition of Online Films, LLC will be amortized straight-line over ten years commencing October 1, 1999.

Foreign Currency Translation
The financial statements are presented in United States dollars. In accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation", foreign denominated monetary assets and liabilities are translated to their United States dollar equivalents using foreign exchange rates which prevailed at the balance sheet date. Revenue and expenses are translated at average rates of exchange during the year. Related translation adjustments are reported as a separate component of stockholders' equity, whereas gains or losses resulting from foreign currency transactions are included in results of operations.

Net Loss per Common Share

Basic earnings per share includes no dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Dilutive earnings per share reflects the potential dilution of securities that could share in the earnings of the Company. Because the Company does not have any potentially dilutive securities, the accompanying presentation is only of basic loss per share.

NOTE 3 - ACQUISITION OF ONLINE FILMS, LLC
-------------------------------------------------------------------------------
By agreement dated September 17, 1999 and effective September 30, 1999 the Company acquired a 91.847% interest in Online Films, LLC in consideration for the issuance of 5,632,800 restricted common shares valued at $.005 per share for a total of $28,164. This business combination has been accounted for using the purchase method of accounting and as the fair value of liabilities exceeds the fair value of identifiable assets no minority interest arises on the acquisition. The purchase price has been allocated as follows:

        Assets acquired:
                Current assets                           $ 521,562
                Capital assets                              15,000
                Goodwill                                   256,255
                                                         ---------
                                                           792,817
        Liabilities assumed:
                Notes payable                             (756,302)
                Accounts payable                            (8,351)
                                                         ---------

        Purchase price 5,632,800 shares                  $  28,164
                                                         =========

Online Films, LLC was formed on July 23, 1999 and commenced operations August 27, 1999. Online Films, LLC is in the development stage of its internet based business and has not generated any revenues to date. During the initial period ended September 30, 1999, Online Films, LLC realized a loss of $228,091. Accordingly, the pro-forma results of operations assuming the acquisition had taken place on the inception of Online Films, LLC on August 27, 1999 would be a net loss of $271,974 for the nine months ended September 30, 1999 and a basic net loss per share of $0.035.

Concurrent with the acquisition of Online Films, LLC the Company entered into a financing agreement and a consulting agreement with Pacific Capital Markets Inc. ("PCMI") whereby PCMI has agreed to raise $8,000,000 of new financing for the development of the Company's business and to provide public relations, investor relations and advertising services. The proposed financing is for the sale of 1,000,000 shares of common stock at a price of $8.00 per share pursuant to Regulation S of the United States Securities Act of 1933. The consulting agreement is for the period October 1, 1999 to September 30, 2000 with a fee totalling $2,000,000 payable as follows:

        October 1, 1999                                  $  250,000    (paid)
        October 18, 1999                                    250,000    (paid)
        November 15, 1999                                   500,000
        January 15, 2000                                    500,000
        March 15, 2000                                      500,000
                                                         ----------
                                                         $2,000,000
                                                         ==========


At September 30, 1999 PCMI had advanced $756,302 to Online Films, LLC and $250,000 to the Company by way of demand loans bearing interest at a rate of 10% per year secured by promissory notes. During October an additional $500,000 was loaned by PCMI and the entire $1,500,000 was subsequently repaid from funds raised pursuant to the Regulation S common stock financing. Refer to Note 10 - Subsequent Events.

NOTE 4 - LOAN RECEIVABLE
-------------------------------------------------------------------------------

Online Films, LLC entered into an agreement in principle on September 9, 1999, subject to a definitive contract, to enter into two joint ventures with MediaChase Ltd., a Los Angeles based software development company. MediaChase Ltd. has developed e-commerce systems and websites and specializes in database integration and website enablement of corporate processes. MediaChase Ltd. is also engaged to design and develop the Company's websites.

At September 30, 1999 the Company had advanced $100,000 by way of demand loan to fund the development of the first joint venture. During October 1999 the Company advanced an additional $460,000 by way of demand loans. These loans bear interest at the rate of 10% per year. Upon execution of a definitive contract it is the intention of the parties that these loans will form part of the Company's $1,500,000 contribution of development funds to the joint ventures.

NOTE 5 - RELATED PARTY TRANSACTIONS
-------------------------------------------------------------------------------
Online Films, LLC has agreed to pay management fees to four senior officers totalling $63,000 per month.


NOTE 6 - CAPITAL STOCK
-------------------------------------------------------------------------------
The Company's initial capitalization was 100,000,000 common shares with a par value of $.001 per share. On December 17, 1998 the par value was decreased to $.0001 per share. On March 15, 1999 the Company split its outstanding shares on a three for one basis, resulting in an increase in the number of shares outstanding from 7,117,200 to 21,351,600 common shares. On September 23, 1999 the Company consolidated its outstanding shares on a three for one basis, resulting in a decrease in the number of shares outstanding from 21,351,600 to 7,117,200 common shares. Refer to Note 9 - Subsequent Events.

NOTE 7 - INCOME TAXES
-------------------------------------------------------------------------------
There were no temporary differences between the Company's tax and financial bases, except for the Company's net operating loss carryforwards amounting to approximately $60,000, and $16,000 at September 30, 1999 and December 31, 1998, respectively. These carryforwards will expire, if not utilized, beginning in 2013.

The Company has deferred tax assets amounting to approximately $20,000 at September 30, 1999, related to the net operating loss carryovers. The realization of the benefits from these deferred tax assets appears uncertain due to recurring net losses. Accordingly, a valuation allowance has been recorded which offsets the deferred tax assets at the end of each period.

NOTE 8 - COMMITMENTS AND CONTINGENCIES
-------------------------------------------------------------------------------
Lease Commitments
Online Films, LLC leases office space under an operating lease which expires October 31, 2002. Future minimum rental commitments amount to $16,000 for 1999, $96,000 for 2000, $96,000 for 2001, and $80,000 for 2002.

Fair Value of Financial Instruments
The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107. Disclosures about Fair Value of Financial Instruments. The estimated fair value amounts have been determined by the Company, using available market information and appropriate valuation methodologies. The fair value of financial instruments classified as current assets or liabilities including cash and cash equivalents and notes and accounts payable approximate carrying value due to the short-term maturity of the instruments.

Concentration of Credit Risk
The Company invests its cash and certificates of deposit primarily in deposits with major banks. Certain deposits, at times, are in excess of federally insured limits. The Company has not incurred losses related to its cash.

Uncertainty Due to the Year 2000 Issue
The Year 2000 issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 issue may be experienced before, on, or after January 1, 2000 and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could impact the Company's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 issue affecting the Company will be fully resolved.

Other
Refer to Notes 3, 4 and 5.

NOTE 9 - SUBSEQUENT EVENTS
-------------------------------------------------------------------------------
The Company received subscriptions for 375,000 shares at $8.00 per share for proceeds of $3,000,000 pursuant to its Regulation S financing anticipated to raise a total of $8,000,000.

The Company paid $500,000 to PCMI pursuant to its consulting agreement.

The Company repaid its outstanding loan to PCMI in the amount of $1,500,000 of which $1,000,000 was outstanding at September 30, 1999.

The Company advanced an additional $460,000 to MediaChase Ltd. by way of a demand loan which bears interest at 10% per year.

                               ONLINE FILMS, LLC

                         (A Development Stage Company)

                             FINANCIAL STATEMENTS

                              SEPTEMBER 30, 1999



AUDITORS' REPORT

BALANCE SHEET

STATEMENT OF OPERATIONS AND DEFICIT

STATEMENT OF CASH FLOWS

NOTES TO FINANCIAL STATEMENTS

                                 LABONTE & CO.
================================================================================


CHARTERED ACCOUNTANTS
---------------------



1205 - 1095 West Pender Street
Vancouver, BC Canada
V6E 2M6
Telephone  (604) 682-2778
Facsimile  (604) 689-2778 Email labonte@intergate.bc.ca

                               AUDITORS' REPORT
--------------------------------------------------------------------------------


To the Board of Directors of Online Films, LLC

We have audited the balance sheet of Online Films, LLC (a development stage company) as at September 30, 1999 and the statements of operations and deficit, and cash flows for the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at September 30, 1999 and the results of its operations and cash flows for the period then ended in accordance with generally accepted accounting principles in the United States.



                                                           CHARTERED ACCOUNTANTS

                                                                 "LaBonte & Co."
Vancouver, B.C.
October 31, 1999

COMMENTS BY AUDITORS FOR U.S. READERS ON CANADA-UNITED STATES REPORTING
-----------------------------------------------------------------------
DIFFERENCES
-----------

In the United States, reporting standards for auditors' would require the addition of an explanatory paragraph following the opinion paragraph when the financial statements are affected by a significant uncertainty such as referred to in Note 1 regarding the Company's ability to continue as a going concern. Our report to the directors dated October 31, 1999 is expressed in accordance with Canadian reporting standards which do not permit a reference to such uncertainties in the auditors' report when the uncertainties are adequately disclosed in the financial statements.


                                                           CHARTERED ACCOUNTANTS

                                                              "LaBonte & Co."
Vancouver, B.C.
October 31, 1999

                               ONLINE FILMS, LLC

                         (A Development Stage Company)

                                 BALANCE SHEET



                                                                                                              September 30,
                                                                                                                       1999
===========================================================================================================================

                                    ASSETS

CURRENT ASSETS
   Cash and short-term investments                                                                                 $ 263,759
   Prepaids and deposits                                                                                             157,803
 ---------------------------------------------------------------------------------------------------------------------------

                                                                                                                     421,562

CAPITAL ASSET                                                                                                         15,000
DUE FROM PARENT COMPANY                                                                                              100,000
----------------------------------------------------------------------------------------------------------------------------

                                                                                                                   $ 536,562
============================================================================================================================


                        LIABILITIES AND MEMBERS' EQUITY

CURRENT LIABILITIES
   Accounts payable and accrued liabilities                                                                        $   8,351
   Notes payable (Note 3)                                                                                            756,302
----------------------------------------------------------------------------------------------------------------------------

                                                                                                                     764,653
----------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES (Notes 1 and 6)

MEMBERS' EQUITY                                                                                                            -
DEFICIT ACCUMULATED DURING THE DEVELOPMENT STAGE                                                                    (228,091)
----------------------------------------------------------------------------------------------------------------------------

                                                                                                                   $ 536,562
============================================================================================================================



   The accompanying notes are an integral part of these financial statements

                               ONLINE FILMS, LLC

                         (A Development Stage Company)

                      STATEMENT OF OPERATIONS AND DEFICIT



                                                                                                            August 27, 1999
                                                                                                             (inception) to
                                                                                                              September 30,
                                                                                                                       1999
============================================================================================================================

GENERAL AND ADMINISTRATIVE EXPENSES
   Advertising                                                                                                      $ 40,826
   Bank charges and interest                                                                                           6,676
   Consulting                                                                                                            679
   Management fees                                                                                                   126,000
   Office and general                                                                                                 24,837
   Professional fees                                                                                                  15,000
   Travel and accommodation                                                                                           14,073
----------------------------------------------------------------------------------------------------------------------------

NET LOSS FOR THE PERIOD                                                                                             $228,091
============================================================================================================================



   The accompanying notes are an integral part of these financial statements

                               ONLINE FILMS, LLC

                         (A Development Stage Company)

                            STATEMENT OF CASH FLOWS

                                                                                                               August 27, 1999
                                                                                                                (inception) to
                                                                                                            September 30, 1999
-------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss for the period                                                                                            $(228,091)
   Adjustments to reconcile net loss to net cash from operating activities:
   - prepaids                                                                                                          (157,803)
   - accounts payable                                                                                                     8,351
-------------------------------------------------------------------------------------------------------------------------------
NET CASH USED IN OPERATING ACTIVITIES                                                                                   (77,563)
-------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
   Domain name                                                                                                          (15,000)
-------------------------------------------------------------------------------------------------------------------------------

NET CASH FLOWS FROM INVESTING ACTIVITIES                                                                                (15,000)
-------------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Notes payable                                                                                                        756,302
   Advances to parent company                                                                                          (100,000)
-------------------------------------------------------------------------------------------------------------------------------

NET CASH FLOWS FROM FINANCING ACTIVITIES                                                                                656,302
-------------------------------------------------------------------------------------------------------------------------------
NET INCREASE IN CASH AND CASH EQUIVALENTS                                                                               263,759

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                                                                -
-------------------------------------------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS, END OF PERIOD                                                                              $ 263,759
===============================================================================================================================


CASH AND CASH EQUIVALENTS CONSISTS OF:
   Cash                                                                                                               $  63,202
   Short-term investments                                                                                               200,557
-------------------------------------------------------------------------------------------------------------------------------

                                                                                                                      $ 263,759
===============================================================================================================================


   The accompanying notes are an integral part of these financial statements

ONLINE FILMS, LLC
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 1999
--------------------------------------------------------------------------------

                               ONLINE FILMS, LLC
                         (A Development Stage Company)

                         NOTES TO FINANCIAL STATEMENTS

                              SEPTEMBER 30, 1999
--------------------------------------------------------------------------------

NOTE 1 - NATURE OF OPERATIONS AND BASIS OF PRESENTATION
--------------------------------------------------------------------------------

Online Films, LLC is a limited liability corporation incorporated on July 23, 1999 in the State of Delaware which commenced operations August 27, 1999. The financial statements have been prepared on the basis of a going concern which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is in the development stage of compiling an online database of filmed entertainment and facilitating a digital marketplace targeted at the entertainment industry. The Company has not generated any revenues to date and further significant losses are expected in developing its business. Furthermore, at September 30, 1999 the company had a working capital deficiency of $343,091. The ability of the Company to continue as a going concern is dependent on raising additional capital and on generating future profitable operations. Effective September 30, 1999 Internetstudios.com, Inc. acquired a 91.847% interest in the Company and agreed to finance its business development. Refer to Note 3.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------------------

Use of Estimates and Assumptions
Preparation of the Company's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Cash and Cash Equivalents
The Company considers all liquid investments, with an original maturity of three months or less when purchased, to be cash equivalents.

Foreign Currency Translation
The financial statements are presented in United States dollars. In accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation", foreign denominated monetary assets and liabilities are translated to their United States dollar equivalents using foreign exchange rates which prevailed at the balance sheet date. Revenue and expenses are translated at average rates of exchange during the year. Related translation adjustments are reported as a separate component of stockholders' equity, whereas gains or losses resulting from foreign currency transactions are included in results of operations.


NOTE 3 - ACQUISITION BY INTERNETSTUDIOS.COM, INC.
--------------------------------------------------------------------------------

By agreement dated September 17, 1999 and effective September 30, 1999 Internetstudios.com, Inc. acquired a 91.847% interest in the Company in consideration for the issuance of 5,632,800 restricted common shares.

Concurrent with the acquisition Internetstudios.com, Inc. entered into a financing agreement and a consulting agreement with Pacific Capital Markets Inc. ("PCMI") whereby PCMI has agreed to raise $8,000,000 of new financing for the development of the Company's business and to provide public relations, investor relations and advertising services. The proposed financing is for the sale of 1,000,000 shares of common stock at a price of $8.00 per share pursuant to Regulation S of the United States Securities Act of 1933.

At September 30, 1999 PCMI had advanced $756,302 to the Company by way of demand loans bearing interest at a rate of 10% per year secured by promissory notes. This loan was subsequently repaid from funds raised by Internetstudios.com, Inc.

ONLINE FILMS, LLC
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 1999
--------------------------------------------------------------------------------

pursuant to the Regulation S common stock financing.


NOTE 4 - LOAN RECEIVABLE
--------------------------------------------------------------------------------

Online Films, LLC entered into an agreement in principle on September 9, 1999, subject to a definitive contract, to enter into two joint ventures with MediaChase Ltd., a Los Angeles based software development company. MediaChase Ltd. has developed e-commerce systems and websites and specializes in database integration and website enablement of corporate processes. MediaChase Ltd. is also engaged to design and develop the Company's websites.

At September 30, 1999 Internetstudios.com, Inc. had advanced $100,000 by way of a demand loan to fund the development of the first joint venture. During October 1999 an additional $460,000 was advanced by way of demand loans. Upon execution of a definitive contract it is the intention of the parties that these loans will form part of the Company's $1,500,000 contribution of development funds to the joint ventures.


NOTE 5 - RELATED PARTY TRANSACTIONS
--------------------------------------------------------------------------------

Online Films, LLC has agreed to pay management fees to four senior officers totalling $63,000 per month.


NOTE 6 - COMMITMENTS AND CONTINGENCIES
--------------------------------------------------------------------------------

Lease Commitment
Online Films, LLC leases office space under an operating lease which expires October 31, 2002. Future minimum rental commitments amount to $16,000 for 1999, $96,000 for 2000, $96,000 for 2001, and $80,000 for 2002.

Fair Value of Financial Instruments
The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107. Disclosures about Fair Value of Financial Instruments. The estimated fair value amounts have been determined by the Company, using available market information and appropriate valuation methodologies. The fair value of financial instruments classified as current assets or liabilities including cash and cash equivalents and notes and accounts payable approximate carrying value due to the short-term maturity of the instruments.

Concentration of Credit Risk
The Company invests its cash and certificates of deposit primarily in deposits with major banks. Certain deposits, at times, are in excess of federally insured limits. The Company has not incurred losses related to its cash.

Uncertainty Due to the Year 2000 Issue
The Year 2000 issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 issue may be experienced before, on, or after January 1, 2000 and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could impact the Company's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 issue affecting the Company will be fully resolved.

Other
Refer to Notes 4 and 5.